Exhibit 23(i)

MADSEN & ASSOCIATES, CPA's INC.

684 East Vine St #3

Certified Public Accountants and Business Consultants

Murray, Utah 84107

Telephone 801-268-2632

Fax 801-262-3978

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 25, 2006, accompanying the audited financial statements of Reddi Brake Supply Corporation at June 30, 2006, and the related statements of operations, stockholders' equity, and cash flows and for the years ended June 30, 2006 and 2005 and hereby consent to the inclusion and reference to our firm under caption "Experts" in the report in a Registration Statement on Form S-8.

April 25, 2007

/s/ Madsen & Associates, CPAs Inc.

Madsen & Associates, CPAs, Inc.